EXHIBIT 23(b)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



        We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 to register the resale of 3,030,303 shares of common stock of Thermo Ecotek Corporation of our report dated March 29, 1996, except for the third paragraph as to which the date is March 24, 1997, relating to the consolidated financial statements of biosys, inc. for the three years in the period ended December 31, 1995, which appears in the Current Report on Amendment No. 1 on Form 8-K/A of Thermo Ecotek Corporation dated January 17, 1997.





        PRICE WATERHOUSE LLP

        Falls Church, Virginia
        June 6, 1997

















        AA971570053